Exhibit 99.1
The Ensign Group Announces Acquisition of $150MM Credit Facility
MISSION VIEJO, CA, July 18, 2011 — The Ensign Group, Inc. (NASDAQ: ENSG) announced today that Ensign and its operating subsidiaries have secured a $150,000,000 senior credit facility from a five-bank lending consortium arranged by SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC.
The five-year credit facility includes a $75,000,000 revolving credit line that will replace Ensign’s expiring $50,000,000 accounts receivable line that has been in place since early 2008. It also includes a $75,000,000 term loan component, approximately $40,000,000 of which will be deployed immediately to refinance an existing mortgage that was previously secured by six of Ensign’s 58 owned facilities, for a longer term and at an interest rate reduction of more than 300 basis points.
“This credit facility strengthens our long-term capital structure and, together with our strong cash flow, extends Ensign’s ability to continue expanding our portfolio of healthcare facilities and companies,” said Suzanne Snapper, Ensign’s Chief Financial Officer. “The confidence shown by our new banking partners is a testament to Ensign’s strong balance sheet and solid operating history, and we look forward to working with them further as we enter a new era of disciplined growth,” she added.
Ms. Snapper confirmed that in addition to refinancing some existing debt, the proceeds of the credit facility will be used to fund acquisitions, renovate and upgrade existing and future facilities, cover working capital needs and for other corporate purposes. The company has previously announced a pending nine-facility acquisition in Nebraska and Iowa, slated for later this month. She also confirmed that following the deployment of the entire term loan component of the credit facility, Ensign expects its balance sheet to show a net-debt-to-EBITDAR ratio of no more than 2.3x.
About Ensign™
The Ensign Group, Inc.’s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 87 facilities, three hospice companies and two home health businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado and Nevada. More information about Ensign is available at http://www.ensigngroup.net.
About SunTrust Robinson Humphrey
SunTrust Robinson Humphrey, Inc. is the full-service corporate and investment banking arm of SunTrust Banks, Inc. and is headquartered in Atlanta, Georgia. It provides comprehensive capital raising, strategic advisory, risk management, and investment solutions to serve the needs of corporate clients across all industries, with in-depth industry expertise and dedicated corporate and investment banking practices for certain core sectors, including business services, financial sponsors, building products, healthcare, consumer and retail, media and communications, energy, transportation, and financial services and technology. It also offers fixed income and equity research, sales and trading for institutional investors. More information on SunTrust Robinson Humphrey can be found at www.suntrustrh.com.

About Wells Fargo Securities
Wells Fargo Securities, LLC is a U.S. broker-dealer registered with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. Debt and equity underwriting, trading, research and sales, loan syndications agent services, and corporate finance and M&A advisory services are offered by WFS. Mezzanine capital, private equity, municipal securities trading and sales, cash management, credit, international, leasing and risk management products and services are offered by various non-broker dealer subsidiaries of Wells Fargo & Company.
SOURCE The Ensign Group, Inc.